• Introductions and Welcoming Comments
Dresser-Rand 1Q06 Conference Call May 16, 2006

Safe Harbor Today's presentation includes forward looking statements that involve risks. Please refer to Dresser-Rand's Forms 10Q, 10-K, S-1 and S-4 recently filed with the SEC for details on factors that may influence results.

Recent Highlights 1Q06 Net Income of $12 million or $0.14 per share Significant improvement 1Q06 vs. 1Q05: Aftermarket bookings + 29% Backlog + 17% (record level) Revenues + 25% Operating Income, including curtailment gain, ~ 3X Increased free float to 69% of O/S shares R&D / Acquisition integration on-schedule Sole sourced ~ $100 million equipment for refinery expansion / second half '06 bookings Solid Execution / Strong Markets

LTM Bookings - First Quarter ($ in Millions) 1Q04 1Q05 1Q06 960.679 1310.332 1361.098 North 46.9 45 4% higher than 3/31/05 42% higher than 3/31/04

Backlog by Segment ($ in Millions) 1Q04 1Q05 1Q06 New Units 371.168 692.716 749.801 Aftermarket 148.87 158.857 244.007 Backlog of $994 17% higher than1Q05 91% higher than 1Q04 New unit backlog up 8% vs. last year Aftermarket backlog up 53% vs. last year $190 of new unit backlog scheduled for 2007 $852 $520 $994

First Quarter 2006 Results Weighted average shares of 85.5 used to calculate EPS

Sales by Segment ($ in Millions) 1Q05 1Q06 New Units 88.265 139.079 Aftermarket 145.735 153 Total sales + 25% New Unit sales + 58% Aftermarket sales + 5% $234 $292

Operating Income ($ in Millions) 1Q05 1Q06 8.716 18 12 Operating income before curtailment gain doubled compared to 1Q05 Volume + Productivity + Pricing + Margin 3.7% Margin 6.3% $9 $30 $18

Operating Margins by Segment 1Q05 1Q06 New Units -0.069 -0.009 Aftermarket 0.164 0.225 Operating margins improved in both segments compared to 1Q05: New units principally benefited from operating leverage from volume, productivity and pricing Aftermarket principally benefited from pricing and volume

Liquidity ($ in Millions) Dec. 05 Mar. 06 Revolver 169 151.4 Cash 98 58.7 Letter of credit usage increased to $199 to support growing business Revolver availability $151 $267 $210

•	Cash at 12/31/04 = $112
•	Cash at the end of 2005 up $10 vs. the beginning of the year.
	•	Strong cash flow principally from changes in working capital (customer advance payments; collection of A/R) and the IPO proceeds were used to pay down debt and acquire Tuthill.
	•	Plan to use cash to pay down an addition $20 of debt in 4Q.
Cash Flow ($ in Millions)

Total Debt ($ in Millions) Dec.04 Dec. 05 Mar. 06 Revolver 823 598 549.848 Debt reduction: $225 million in 2005 $50 million in 1Q06 Additional flexibility: No required amortization Bank debt payable at any time without penalty

Capital Structure Dec.04 Dec. 05 Mar. 06 Revolver 0.56 0.45 0.45 Net debt to capital 45% Net debt to adjusted EBITDA 2.6X Dec.04 Dec. 05 Mar. 06 Revolver 4.77 2.7 2.6 Net Debt to Adjusted EBITDA Net Debt to Capital

2Q06 Outlook High energy demand Record backlog Strong bookings to exceed 1Q06 and 2Q05 Improved operating income "seasonality" EPS expected range - $0.13 to $0.15

(c) Copyright 2005 Appendix

EBITDA Reconciliation to GAAP

(c) Copyright 2005